CHEFS INTERNATIONAL, INC. AND SUBSIDIARIES

EXHIBIT 21
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                                  SUBSIDIARIES

         The following table indicates the wholly owned subsidiaries of the Company, their respective states of incorporation and the restaurants operated by each:

                            State of
Name                        Incorporation          Restaurants
----                        -------------          -----------

Chefs International         Florida                Jack Baker's Lobster Shanty
     Palm Beach, Inc.                                   Vero Beach, Florida

Hightstown REB, Inc.        New Jersey             Jack Baker's Lobster Shantys
                                                        Pt. Pleasant Beach,
                                                        Toms River and
                                                        Hightstown, New Jersey